Exhibit 99.1


                    Sono-Tek Announces Third Quarter Earnings


(January 12, 2007-Milton, NY) Sono-Tek Corporation (OTC BB: SOTK) today announced sales of $1,624,000 for the three months ended November 30, 2006 compared to sales of $1,671,000 for the same period of last year, a decrease of 2.8% or $47,000. For the nine months ended November 30, 2006, the Company reported sales of $5,240,000, an increase of 3% or $157,000 compared to sales of $5,083,000 for the same period of last year. The Company's nine months sales levels have increased slightly as the result of continued new product development efforts, related marketing thrusts, and expansion into international markets. The Company experienced a significant increase in sales in its international markets, which offset a 20% decline in its domestic electronics business this year. The Company anticipated this decline in view of an accelerating move to offshore electronics production, combined with a slowdown in the housing market, and a reduction in the competitiveness of domestic automotive manufacturers. The housing market and domestic automotive companies are large users of printed circuit boards in a variety of electronic devices.

Net income for the three and nine month periods ended November 30, 2006 was $114,000 and $473,000, respectively, compared to $280,000 and $666,000, respectively for prior year periods. Net income decreased by 59% for the three month period ended November 30, 2006 when compared to the same period last year. Net income decreased by 29% for the nine month period ended November 30, 2006 when compared to the same period last year. The decreases in net income are mainly a result of increased spending on marketing, sales, and product development, plus some minor impact from older inventory write-downs and the impact of new SEC regulations that treat stock option awards as current expenses. According to Dr. Christopher L. Coccio, Sono-Tek's CEO and President, "We believe that some reduction in current income generation resulting from increased spending on product and market development is well justified in that it is expected to create future growth opportunities for the Company. We have been successful in creating new business in the medical device market, and in growing a significantly larger international business in electronics, medical device coatings, and coatings for new areas such as fuel cells and solar panels using our innovative WideTrack coating systems. Without these initiatives, the Company would have experienced a decline in sales related to the decline in domestic electronics production."

The balance sheet is improved from last year at this time, with working capital of $4,093,000 at November 30, 2006 versus $3,078,000 at November 30, 2005, and stockholders' equity increased from $3,595,000 at November 30, 2005 to $4,755,000 at November 30, 2006. The Company has total debt of $85,000, resulting in an excellent debt to equity ratio. The strong balance sheet and cash position has allowed the Company to make current expenditures in both new technology and geographical markets this year, so that it can continue its commitment to achieving double digit percentage growth in sales in the future.

According to Dr. Christopher L. Coccio, "We are continuing to invest time and money in the creation of new products and markets. For example, in the past quarter, we have engaged a food technology expert, Dr. Joseph Riemer, to help us explore and pursue opportunities for ultrasonic spray applications in that industry, particularly as that industry turns to coating technology that includes nanotechnology to prevent spoilage, improve flavorings, and to reduce costs. Dr. Riemer will be joining Sono-Tek this month on a full time basis to head up our engineering organization, in addition to pursuing opportunities in the food industry. We feel that his strong technology and management background will be an asset to Sono-Tek in the future. We are also collaborating with an oil burner company to develop a new, higher efficiency way of heating based on our nozzle technology. In addition, we are continuing the development of our WideTrack coating system for application to glass lines, textile lines, solar and fuel cell applications, and a growing array of nanotechnology based applications."

For further information, contact Dr. Christopher L. Coccio, at 845-795-2020, or visit our website at www.sono-tek.com

Sono-Tek Corporation is a leading developer and manufacturer of liquid spray products based on its proprietary ultrasonic nozzle technology. Founded in 1975, the Company's products have long been recognized for their performance, quality, and reliability.


      This earnings release contains forward looking statements regarding future events and the future performance of Sono-Tek Corporation that involve risks and uncertainties that could cause actual results to differ materially. These factors include, among other considerations, general economic and business conditions; political, regulatory, competitive and technological developments affecting the Company's operations or the demand for its products; timely development and market acceptance of new products; adequacy of financing; capacity additions and the ability to enforce patents. We refer you to documents that the company files with the Securities and Exchange Commission, which includes Form 10-KSB and Form 10-QSBs containing additional important information.


                              Sono-Tek Corporation
                             Selected Financial Data

                                     Nine Months Ended November 30,          Three Months Ended November 30,
                                        2006                2005                2006                2005

Net Sales                            $5,239,698          $5,082,730          $1,624,015          $1,670,586

Net Income                             $472,810            $666,378            $114,143            $280,203

Basic Earnings Per Share -                $0.03               $0.05               $0.01               $0.02

Diluted Earnings Per Share -              $0.03               $0.05               $0.01               $0.02

Weighted Average Shares - Basic      14,359,738          14,111,339          14,204,448          14,048,236

Weighted Average Shares - Diluted    14,456,779          14,417,106          14,298,155          14,163,279